Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR SECOND QUARTER OF FISCAL 2007
LAUREL, Miss. (May 24, 2007) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for its second fiscal quarter ended April 30, 2007.
     Net sales for the second quarter of fiscal 2007 were $360.5 million compared with $239.1 million for the same period a year ago. For the quarter, net income was $26.9 million, or $1.33 per fully diluted share, compared with a net loss of $16.6 million, or $0.83 per fully diluted share, for the second quarter of fiscal 2006.
     Net sales for the first six months of fiscal 2007 were $653.2 million compared with $475.3 million for the first half of fiscal 2006. Net income for the first half of the year totaled $24.1 million, or $1.19 per fully diluted share, compared with a net loss of $25.3 million, or $1.26 per fully diluted share, for the first six months of last year.
     “We are pleased with our performance during the second quarter and our return to profitability,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “The improvement in our financial results reflects higher overall prices in the poultry markets compared with both the prior year period and the first fiscal quarter of this year, and reflects the additional pounds available to the Company as a result of the increased production at our Moultrie, Georgia and Collins, Mississippi plants. Market conditions improved steadily throughout the quarter, as did our profitability. The Company’s top line growth resulting from improved market conditions and additional poultry pounds more than offset the higher grain costs experienced during the quarter. Our operations performed well, and our product mix of chill-pack products for the retail market and big bird deboning products for the food service market proved favorable.”
     According to Sanderson, overall market prices for poultry products were significantly higher in the second quarter of 2007 compared with prices a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices increased approximately 11.9% in the Company’s second fiscal quarter compared with the same period in 2006. Bulk leg quarter prices were 125.3% higher during the quarter compared with last year’s second quarter. Boneless breast meat prices during the quarter were approximately 49.2% higher than the prior year period. Jumbo wing prices averaged $1.15 per pound during the second quarter of fiscal 2007, compared with the average of $0.80 per pound during the second quarter of fiscal 2006. At the same time, costs for corn and soybean meal, the Company’s primary feed ingredients, increased 66.4% and 17.5%, respectively, compared with the second quarter a year ago. For the first six months of the fiscal year, these costs have increased 61.9% and 8.5%, respectively.
-MORE-

Sanderson Farms Reports Second Quarter Fiscal 2007 Results

May 24, 2007
     “We continue to move forward with construction of our Waco, Texas, complex, which is now scheduled to begin processing chickens in August,” Sanderson added. “We are pleased with the progress we have made, and we set eggs in our new Waco hatchery this week. We now expect the Waco facility to reach full production during the third quarter of fiscal 2008, processing approximately 1.25 million head of big bird deboning chickens per week.
     “Looking ahead, like others in our industry, we are mindful of the current market dynamics surrounding our feed costs. While we are pleased with the direction corn and soybean meal prices have moved over the last few weeks, we expect grain prices to remain volatile for the balance of our fiscal year and into next year,” Sanderson concluded.
     Sanderson Farms will hold a conference call to discuss this press release today, May 24, 2007, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 24, 2007. Those without Internet access may listen to the call by dialing (800) 475-3716.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Stock Market, LLC under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2006 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s second quarter ended April 30, 2007.
-MORE-

Sanderson Farms Reports Second Quarter Fiscal 2007 Results

May 24, 2007
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	April 30,	October 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,554	$7,396
Accounts receivable, net	61,912	40,930
Refundable income taxes	0	14,402
Inventories	115,497	96,490
Prepaid expenses and other current assets	15,581	13,179

Total current assets	207,544	172,397
Property, plant and equipment	636,627	573,422
Less accumulated depreciation	(275,840)	(263,112)

	360,787	310,310
Other assets	2,320	2,360

Total assets	$570,651	$485,067

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,222	$31,514
Accrued expenses	20,641	23,567
Current maturities of long-term debt	4,440	4,433

Total current liabilities	70,303	59,514
Long-term debt, less current maturities	131,933	77,078
Claims payable	3,200	3,200
Deferred income taxes	14,830	16,935
Stockholders’ equity	350,385	328,340

Total liabilities and stockholders’ equity	$570,651	$485,067

-MORE-

Sanderson Farms Reports Second Quarter Fiscal 2007 Results

May 24, 2007
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2007	2006	2007	2006
Net sales	$360,471	$239,082	$653,182	$475,285
Costs and expenses:
Cost of sales	303,764	251,180	587,437	488,034
Selling, general and administrative	12,988	14,367	25,455	27,751

	316,752	265,547	612,892	515,785

Operating income (loss)	43,719	(26,465)	40,290 (40,500)
Other income (expense):
Interest income	61	25	107	149
Interest expense	(1,266)	(560)	(2,486)	(636)
Other	7	15	11	54

	(1,198)	(520)	(2,368)	(433)

Income (loss) before income taxes	42,521	(26,985)	37,922	(40,933)
Income tax (benefit) expense	15,590	(10,336)	13,840	(15,678)

Net income (loss)	$26,931	$(16,649)	$24,082	$(25,255)

Basic earnings (loss) per share	$1.34	$(0.83)	$1.20	$(1.26)

Diluted earnings (loss) per share	$1.33	$(0.83)	$1.19	$(1.26)

Dividends per share	$0.12	$0.12	$0.24	$0.24

Weighted average shares outstanding:
Basic	20,120	20,067	20,111	20,066

Diluted	20,267	20,067	20,223	20,066

-END-